Mail Stop 4628
                                                          September 19, 2018


Via E-Mail
Mark W. Smith
Chief Financial Officer
Helmerich & Payne, Inc.
1437 S. Boulder Ave., Suite 1400
Tulsa, Oklahoma 74119


       Re:    Helmerich & Payne, Inc.
              Form 10-K for Fiscal Year Ended September 30, 2017
              Filed November 22, 2017
              File No. 001-04221

Dear Mr. Smith:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Brad Skinner for

                                                          Ethan Horowitz
                                                          Accounting Branch
Chief
                                                          Office of Natural
Resources